EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of December 27, 2007, by and among Terra Energy & Resource Technologies, Inc., a Delaware corporation (the “Seller”), and Esterna Ltd., a Cypriot limited company (the “Investor”). Each of Seller and Investor may be referred to individually herein as a “Party” and, collectively, as the “Parties”.

WHEREAS:

A.        The Parties are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the rules and regulations as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and

B.        Investor desires to purchase, and Seller desires to issue and sell, upon the terms and conditions set forth in this Agreement, securities of Seller (the “Securities”) as further described in Section 1(a) below, for the purchase price of USD $1 million.

NOW THEREFORE, Seller and Investor hereby agree as follows:

1.	PURCHASE AND SALE OF SECURITIES.

a.        Purchase of Securities. On the First Closing Date and the Second Closing Date (each as defined below), Seller shall issue and sell to Investor, and Investor agrees to purchase from Seller, the Securities for the aggregate purchase price of USD $1,000,000 (the “Purchase Price”). The Securities consist of: (i) 5,000,000 shares (the “Purchased Shares”) of Seller's unregistered Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants”) exercisable over a two-year period to purchase 20,000,000 shares of Series A Preferred Stock (the “Warrant Shares”). The Series A Preferred Stock shall have the rights, preferences and powers set forth in Exhibit A. The Warrants shall initially have an exercise price of $.25 per share for a period of one year, and thereafter until expiration the exercise price shall be $.30 per share. The Warrants shall be in substantially the form attached hereto as Exhibit B. The Purchased Shares, together with the Warrants and the Warrant Shares are hereinafter referred to as the “Investor Securities”.

b.        Form of Payment. Subject to the occurrence of each of the First Closing and the Second Closing (each as defined below), Investor shall promptly pay to Seller by wire transfer of immediately available funds an amount in cash equal to the Purchase Price for the issuance and sale to Investor on and subject to the terms and conditions of this Agreement of any and all of the Purchased Shares and Warrants subject hereto. All of such funds shall be paid by wire transfer to:

Account Name:	Terra Energy & Resource Technologies, Inc.
Account No.:	619778946
ABA No.:	021-001-088
Bank:	HSBC Bank USA
415 Madison Avenue
New York, NY 10017

c.        Closing. The purchase and sale of the Purchased Shares and Warrants pursuant to this Agreement shall occur on two Closing Dates, as follows: (i) the first Closing (“First Closing”), for the purchase of 2,500,000 Purchased Shares and 10,000,000 Warrants for $500,000, shall occur on December 27, 2007 (the “First Closing Date”); and (ii) the second Closing (“Second Closing” and together with the First Closing, the “Closings”), for the purchase of remaining 2,500,000 Purchased Shares and 10,000,000 Warrants for $500,000, shall occur within 10 business days of Investor’s receipt of written notice from Seller’s board of directors (the “Board of Directors”), that the Board of Directors has approved the Business Plan & Budget Documentation (as defined herein) (the “Second Closing Date”). In any event, the Second Closing shall occur on or before March 1, 2008.

2.        INVESTOR’S REPRESENTATIONS AND WARRANTIES. Investor represents and warrants to Seller that:

a.        Investment Purpose. As of the date hereof, Investor is purchasing the Investor Securities for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act.

b.        Accredited Investor Status. Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Investor Securities pursuant to this Agreement. Investor has been represented by counsel and advisors of its choice. Investor acknowledges that an investment in the Investor Securities pursuant to this Agreement is speculative and involves a high degree of risk.

c.        Reliance on Exemptions. Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Seller is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Securities.

d.        Information. Investor has conducted its own independent investigation of Seller. Investor represents that it has carefully reviewed and understands Seller’s public reports and filings made with the SEC (the “SEC Documents”). Investor represents that it has had an opportunity to review all other documents, records, books and other information pertaining to Investor’s investment in Seller that has been requested by Investor. Investor represents that Investor has carefully reviewed the information provided.

e.        Governmental Review. Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities. Investor acknowledges that Seller makes no representation that any registration statement filed by Seller will be declared effective by the SEC or any other governmental authority.

f.         Transfer or Resale. Investor understands that: (i) except as provided for herein, the sale or re-sale of the Investor Securities has not been and is not being registered under the 1933 Act or any applicable state securities laws, and the Investor Securities may not be transferred unless (a) the Investor Securities are sold pursuant to an effective registration statement under the 1933 Act, (b) Investor shall have delivered to Seller an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Investor Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration to the reasonable satisfaction of Seller, (c) the Investor Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of Investor who agrees to sell or otherwise transfer the Investor Securities only in accordance with this Section 2(f) and who is an accredited investor, or (d) the Investor Securities are sold pursuant to Rule 144, and Investor shall have delivered to Seller an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions to the reasonable satisfaction of Seller; (ii) any sale of such Investor Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Investor Securities under circumstances in which Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither Seller nor any other person is under any obligation to file to register such Investor Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the provisions herein). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

g.        Legends. Investor understands that until such time as the Investor Securities have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Investor Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Investor Securities):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

h.        Authorization; Enforcement. This Agreement has been duly authorized and validly executed and delivered by Investor and is a valid and binding agreement of Investor enforceable against it in accordance with its terms (i) subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) subject to a court’s discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any this Agreement may be limited by applicable federal or state securities laws or unenforceable as against public policy.

i.         Residency. Investor is a Cyprus corporation having its principal place of business and legal residence at the location set forth immediately below Investor’s name on the signature page hereto.

j.         Not an affiliate. Prior to the consummation of the First Closing hereunder, Investor has not been an officer, director or affiliate of Seller.

k.        Absence of Conflicts. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof by Investor, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor or (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any non-governmental agency third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

l.         Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

m.        Broker/Finder. Investor represents that no broker or finder is entitled to any commission or fee.

3.        REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Investor that:

a.        Organization and Qualification. Seller is duly organized, validly existing and in good standing, subject to filing and payment of franchise taxes, under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Each entity that Seller controls, directly or indirectly (each a “Subsidiary”), is duly organized, validly existing and in good standing, subject to filing of annual reports and payment of franchise taxes and/or fees related thereto, under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Seller is duly qualified or intends to apply for qualification as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of Seller, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. Each Subsidiary is duly qualified or intends to apply for qualification as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Seller is not a “reporting issuer,” as that term is defined under the 1933 Act and the rules and regulations promulgated thereunder by the SEC; the Seller voluntarily files reports with the SEC; all reports, disclosures and other SEC Documents required to be filed or made by or in respect of Seller under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are current with the SEC.

b.        Authorization; Enforcement. Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof. The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other documents executed in connection herewith and bind Seller accordingly. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

c.        Capitalization. As of December 21, 2007, the authorized capital stock of Seller consists of 275,000,000 shares, consisting of 250,000,000 shares of common stock (the “Common Stock”), of which 57,533,338 shares are issued and outstanding, and 25,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of such outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of Seller capital stock are subject to preemptive rights or any other similar rights of, or any other Liens whatsoever existing or accruing in favor of, Seller’s shareholders or any other persons or entities. Seller has also adopted the Stock Incentive Plan pursuant to which shares of Common Stock may be awarded, issued and/or reserved for exercise/issuance. Seller has outstanding options and warrants to purchase an aggregate of 19,040,000 shares of common stock. Except as specifically described in this Section 3(c) and in Schedule 3(k), there do not presently, nor shall there as of either the First Closing Date or the Second Closing Date, exist any outstanding options, warrants, or similar rights (including, without limitation, rights of first refusal, anti-dilution, conversion, preemptive or similar rights) or agreements for the issuance, sale, repurchase, acquisition or distribution of any shares of Seller capital stock or any securities convertible into or ultimately exchangeable or exercisable for any such capital stock.

d.        Common Stock. The Common Stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the “OTCBB”) under the symbol “TEGR.” The Seller is in compliance with all requirements for the continued quotation of its Common Stock on the OTCBB. As of the date hereof, the Seller has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such listing, except in connection with its late filing of its Form 10-QSB for the quarter ended September 30, 2006 and its Form 10-KSB for the year ended December 31, 2006.

e.        Issuance of Securities. The Securities to be issued and sold hereunder will be (i) duly and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, (ii) free of restrictions on transfer other than restrictions on transfer under this Agreement and securities laws, (c) free of any liens, mortgages, claims, charges, security interests, restrictions or encumbrances of any kind (“Liens”) other than as may be created by Investor, and (d) not subject to any rights of first refusal, preemptive or similar rights existing prior to the issuance thereof.

f.         No Conflicts. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of its Certificate of Incorporation or By-laws in effect, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which it is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which it or its securities are subject) applicable to it or by which any of its property or asset is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). It is not in violation of its Certificate of Incorporation, By-laws or other organizational documents and it is not in default (and no event has occurred which with notice or lapse of time or both could put it in default) under, and it has not taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which it is a party or by which any of its property or assets is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Its businesses are not being conducted, and shall not be conducted so long as Investor owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, it is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof or thereof; all of such consents, authorizations, orders, filings or registrations have been made or obtained or will be made or obtained within the required statutory or regulatory time periods, if any.

g.        Absence of Litigation. Except as described in Seller’s most recent report on Form 10-QSB, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to Seller’s knowledge, threatened against or affecting Seller, its Subsidiaries, or any of their respective officers or directors in their capacity as such that would materially affect it.

h.        Intellectual Property. Seller and each Subsidiary has all valid and enforceable rights (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business as now being conducted. To its knowledge, it is not infringing upon or in conflict with any right of any other person with respect to any Intangibles. No adverse claims have been asserted by any person to the ownership or use of any Intangibles that would materially adversely affect its use of any Intangibles.

i.         No Materially Adverse Contracts, Etc. Seller is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in its judgment has or is expected in the future to have a material adverse effect on its operations or proposed operations. Neither Seller nor any Subsidiary is a party to any contract or agreement which in the judgment of such entity’s officers has or is expected to have a material adverse effect on the operations of Seller or any Subsidiary, as the case may be.

j.         Information. As of the date of this Agreement, the SEC Documents are materially correct and do not contain an untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

k.        Liabilities; Tax Returns. Except as set forth on Seller’s most recent balance sheet and consolidated financial statements included in currently-filed SEC Documents or as otherwise specifically disclosed in Schedule 3(k) attached hereto, neither Seller nor any Subsidiary has incurred any liability other than liability in the ordinary course of business consistent with past practice. Schedule 3(k) sets forth a list of all liabilities of Seller and all of its Subsidiaries. Except as set forth on Schedule 3(k), neither Seller not any of its Subsidiaries has incurred any other liability. Except as set forth on Schedule 3(k), Seller and each Subsidiary has filed all federal and state income or franchise tax returns required to be filed (or has received currently effective extensions of the required filing dates), and has paid and made provision for all payments and withholdings required in connection with such returns.

l.         Internal Controls. The Seller is in compliance with Section 13(b)(2) of the Exchange Act. The Seller is in compliance with Exchange Act Rule 15d-15. The Seller’s certifying officers have evaluated the effectiveness of its controls and procedures as of a date within 90 days prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Seller presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Seller’s internal controls (as such term is defined in Item 307(b) of

Regulation S-K) or, to the Seller’s knowledge, in other factors that could significantly and adversely affect the Seller’s internal controls.

m.        Solvency. No receiver has been appointed for Seller, any Subsidiary or any of their assets or properties nor is any application for receivership pending with respect to Seller or any Subsidiary. Seller does not contemplate insolvency for itself or any Subsidiary, nor has any person informed Seller or any Subsidiary of an intention to initiate any insolvency proceeding with respect to Seller or any Subsidiary. No proceedings are pending by or against, or to Seller’s knowledge threatened against, Seller or any Subsidiary in bankruptcy or reorganization in any federal, state or foreign court.

n.        Foreign Corrupt Practices. Neither Seller, any of its Subsidiaries nor, to the Seller's knowledge, any director, officer, agent, employee or other person acting on behalf of Seller or any Subsidiary, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (including without limitation any bribe, rebate, payoff, influence payment, kickback or other unlawful payment), or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

o.        Embargoed Person. None of the funds or other assets of Seller or its Subsidiaries constitutes property of, or is beneficially owned, directly or indirectly, by, any person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the investments evidenced by the Securities are or would be in violation of law. To Seller's knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller or any of its Subsidiaries with the result that the investments evidenced by the Securities are or would be in violation of law. None of the funds or other assets of Seller or any of its Subsidiaries has been derived from any unlawful activity with the result that the investments evidenced by the Securities are or would be in violation of law.

p.        Related Party Transactions. Except as set forth on Schedule 3(p), no shareholder, officer or director of the Seller, or any family member, relative or affiliate of any such shareholder, officer or director (each, an “Associate”), (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Seller, (y) has had business dealings or a material financial interest in any transaction with Seller pertaining to the business of the Seller, other than business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Seller as would have been obtainable by it at the time at substantially prevailing market in a comparable arm’s-length transaction with a Person other than an Associate, (z) any Person, that is a supplier, customer or competitor of the Seller, or (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Seller.

q.        Subsidiaries. Schedule 3(q) sets forth the name, jurisdiction of organization and capitalization of each Subsidiary. Seller does not own of record or beneficially any capital stock or equity interest or investment in any other corporation, partnership, association or business entity except the capital stock or equity interests of the Subsidiaries.

r.         Complete Disclosure. Neither this Agreement, the exhibits and schedules hereto, nor any other document delivered by Seller to the Investor or its attorneys or agents in connection herewith or therewith, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller that has specific application to Seller or any of its Subsidiaries (other than general economic or industry conditions) and that materially adversely affects or, can reasonably be expected to materially adversely affect the assets, business, prospects, financial condition, or results of operations of Seller or any of its Subsidiaries that has not been set forth in this Agreement or the schedules hereto.

4.        COVENANTS. Notwithstanding anything to the contrary contained in this agreement or any other events, facts, circumstances, agreements or documents as may presently exist or ensue or exist at any time hereafter, the following agreements, undertakings and covenants of the Parties shall expressly survive the Closings hereunder (as well as the issuance of other Investor Securities to occur at such time or from time to time thereafter) and, unless a shorter period is expressly specified below in this Section 4, shall remain legally-binding, effective and enforceable for so long as any of Investor Securities (or other company securities issuable in respect thereof) shall remain issued, outstanding and owned or held by investor or its affiliate(s):

a.        Corporate Governance. Seller shall at all times honor and give effect to the director nomination and board representation rights and protective provisions provided in favor of Investor pursuant to the terms set forth on Exhibit A.

b.        Board Representation Matters. Seller shall reimburse directors and observers for reasonable travel expenses to attend meetings of the Seller’s board of directors. The Seller agrees that it shall maintain directors and officers insurance policies in an amount not less than $2,000,000 and that it will also enter into an agreement with each of the directors of Seller designated by the holders of Series A Preferred Stock providing for indemnification of such directors, which agreements shall be in form and content reasonably satisfactory to the holders of Series A Preferred Stock and their director designees.

c.        Registration Statement. Investor shall be entitled to the benefit of certain registration rights with respect to the shares of common stock underlying the Investor Securities to be issued upon the Closings pursuant to this Agreement. If the Seller, at any time from the date of this Agreement until such time that the said shares are eligible for resale pursuant to Rule 144, proposes to file a new registration statement to register any of its common stock under the Securities Act for sale to the public (including, pursuant to any existing commitments to register the Seller’s common stock), whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 and any successor forms thereto), each such time the Seller will give written notice to such effect to Investor at least 10 days prior to such filing. Upon the written request of Investor, received by the Seller within 10 days after the giving of any such notice by the Seller, to register any of the said shares of common stock eligible to be included in such a registration statement pursuant to the rules, interpretations and/or guidance of the SEC, the Seller will cause, at Seller’s expenses, such shares of common stock to be covered by the registration statement proposed to be filed by the Seller, all to the extent requisite to permit the sale or other disposition by the holder of such shares so registered.

Notwithstanding the foregoing, in the event that Seller’s common stock are publicly traded, but the Investor Securities are not eligible for resale pursuant to Rule 144 after one year from the First Closing Date or the Second Closing Date, as the case may be, and the common stock underlying the Investor Securities have not been registered for resale within one year from the First Closing Date or the Second Closing Date, as the case may be, pursuant to the piggyback registration rights described above, Seller agrees to file a registration statement covering resale of the common stock underlying the Investor Securities, to the extent eligible to be included in a resale registration statement for Investor as a selling stockholder pursuant to the rules, interpretations and/or guidance of the SEC, upon written notice from Investor received by Seller after one year from the First Closing Date or the Second Closing Date, as the case may be. Seller shall prepare for submission such registration statement no later than 60 days from the date of receipt of such written notice, provided that if such 60 day period should fall within 45 days of the filing due date of Seller’s 10-QSBs or 90 days of in the case of Seller’s 10-KSBs, then such period shall be extended by 30 days.

All expenses incurred by the Seller in complying with this Section 4(c), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Seller and for Investor, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration incurred in connection with all registrations pursuant to this Section 4(c) shall be borne by the Seller.

d.        Cooperation of Investor. Investor shall provide relevant and accurate information to the Seller in connection with Seller’s preparation and submission of the registration statement and all other filings with the SEC.

e.        Business Plan & Budget Documentation. No less than sixty (60) days prior to the start of each successive fiscal year of the Seller, Seller shall prepare and deliver (and/or cause to be prepared and delivered) to Investor for review and approval (not to be unreasonably withheld or delayed) the proposed annual business plan and operations and capital expenditures budget (including potential project analyses, expense/revenue modeling and development strategies, financial, capital and human resources projections, plans and strategies and other material operational objectives, plans, estimates and approaches, as well as projected cash flows and related financial data for all covered periods and operational activities) for the Seller over the upcoming fiscal year broken down on a month-by-month basis to the extent reasonably feasible in the exercise of the Seller’s commercially reasonable and good faith efforts, together with longer-term business plan projections for the period of three (3) fiscal years immediately thereafter (as applicable to any date or period from and after the First Closing falling within the coverage of any particular iteration thereof, and only after the written vote or approval of the Board, which approval shall include the affirmative vote of a majority of the directors designated by the holders of Series A Preferred Stock, the “Business Plan & Budget Documentation”). Seller shall assure that all such Business Plan & Budget Documentation is prepared in a professional manner with due care and in consultation with the Investor, in good faith and on the basis of the customary financial, accounting and other assumptions stated therein, such that Seller, after due inquiry, has no reason to believe that the assumptions, forecasts or other data reflected therein are not reasonable in light of facts and circumstances then known to the Seller. Investor shall review all such deliveries promptly and in a reasonable and good faith manner, documenting and communicating clearly any comments, concerns or challenges that would preclude Investor’s approval of same in a sufficiently-timely and detailed fashion to allow for good-faith mutual discussions and adjustments as would facilitate a mutually-acceptable approach and plan prior to the start of each fiscal year. Seller shall not make any material deviation from the Business Plan & Budget Documentation during any fiscal year without the approval of the Board, which approval shall include the affirmative vote of a majority of the directors designated by the holders of Series A Preferred Stock. In the event a proposed annual business plan and operations and capital expenditures budget for any fiscal year of the Company is not approved by the Investor or the Board, which approval shall include the affirmative vote of a majority of the directors designated by the holders of Series A Preferred Stock, within fifteen (15) days prior to the start of such fiscal year of the Company, the operations budget for the prior year shall continue in effect, but without any capital expenditures being authorized therein except those required to avoid the Seller being in material default of legal or regulatory requirements or its contractual obligations to third parties.

f.         By-Laws. The Seller shall cause the amendment of its by-laws to reflect the voting rights and consent provisions set forth on Exhibit A hereto and such other matters as the parties may reasonably agree.

5.        CONDITIONS TO SELLER’S OBLIGATION. The obligation of Seller hereunder to issue and sell the Investor Securities to Investor at each of the Closings is subject to the satisfaction, at or before each of the First Closing Date and the Second Closing Date (other than as provided below) of each of the following conditions thereto, provided that these conditions are for Seller’s sole benefit and may be waived by Seller at any time in its sole discretion:

a.        Investor shall have executed this Agreement, and delivered the same to Seller at or prior to the First Closing Date.

b.        Investor shall have delivered, and the Purchase Price shall have been received, in accordance with Section 1.

c.        The representations and warranties of Investor shall be true and correct in all material respects as of the date when made and as of each of the First Closing Date and the Second Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Investor at or prior to each of the First Closing Date and the Second Closing Date.

d.        No undisclosed litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.        CONDITIONS TO INVESTOR’S OBLIGATION TO PURCHASE. The obligation of Investor to purchase the Investor Securities at each of the Closings is subject to the satisfaction, at or before each of the First Closing Date and the Second Closing Date (other than as provided below) of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

a.        Seller shall have executed and delivered this Agreement at or prior to the First Closing Date.

b.        The representations and warranties of Seller shall be true and correct in all material respects as of the date when made and as of each of the First Closing Date and the Second Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to each of the First Closing Date and the Second Closing Date.

c.        No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

d.        No material undisclosed event shall have occurred which could reasonably be expected to have a material adverse effect on Seller.

e.        Seller shall have amended its Certificate of Incorporation through the filing of a Certificate of Amendment or Certificate of Designation to provide for the rights, preferences and powers of the Series A Preferred Stock set forth in Exhibit A hereto at or prior to the First Closing Date.

f.         Seller shall have delivered to Investor copies of fully executed waivers and deferral agreements from its executives and their respective affiliates at or prior to the First Closing Date.

g.        Seller shall have provided Investor with evidence, reasonably satisfactory to Investor, of the termination of all existing employment agreements other than the employment agreement with Ivan Railyan at or prior to the First Closing Date.

h.        Seller shall have entered into a new employment agreement with Dmitry Vilbaum, as of the Second Closing, in a form reasonably acceptable to Investor.

7.	GOVERNING LAW; MISCELLANEOUS.

a.	Governing Law; Jurisdiction; Dispute Resolution.

(i)        THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS AND THE NEW YORK STATE COURTS LOCATED IN NEW YORK COUNTY IN THE STATE OF NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FEDERAL EXPRESS (OR OTHER SIMILAR REPUTABLE COURIER OR DELIVERY SERVICE) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OR IN CONNECTION WITH THIS AGREEMENT.

(ii)       Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, any vote to be had, or any matters relating to the control, operations or other aspect of the dealings between the parties in regard to Seller, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the County, City and State of New York, by a single arbitrator. The arbitration shall be administered either by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures or an other established arbitration forum that utilizes the services of retired State court judges, provided that if a forum other than JAMS is to be used, such other forum is mutually agreed to by the parties and utilizes a retired judge for such resolution by binding arbitration, if needed; and, a party shall not unreasonably withhold its consent to such forum. JAMS shall select one arbitrator knowledgeable with respect to the industry of the parties. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator will be shared equally by the Parties involved in the dispute and advanced by them from time to time as required. The arbitrator selected must be available to resolve the dispute within thirty (30) days of their appointment. The Parties covenant that they will each present their case to the arbitrator within ten (10) days of their appointment and will participate in the arbitration in good faith including in any fact-finding efforts requested by the arbitrator. The arbitrator will state the factual and legal basis for the award in writing. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review, and final judgment may be entered upon such an award in a state or federal court located in New York County, but entry of such judgment will not be required to make such award effective. Notwithstanding the foregoing, this Section 7(a)(2) shall not preclude any Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order, a preliminary injunction or other injunctive relieves in circumstances in which such relief is permitted under this Agreement or appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7(a)(2)

b.        Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

c.        Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

d.        Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

e.        Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Seller nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. Except as provided herein, no provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

f.         Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by express mail or delivered personally or by courier (including a recognized overnight delivery service) and shall be effective three days after being sent by express mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), in each case addressed to a party. The addresses for such communications shall be:

If to Seller:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Energy & Resource Technologies, Inc.

99 Park Avenue, 16th Floor

New York, NY 10016

Telephone: 212-286-9197

Facsimile: 917-591-5988

With a copy (which shall not constitute notice) to:

Attn.: Dan Brecher, Esq.

Law Offices of Dan Brecher

99 Park Avenue, 16th Floor

New York, NY 10016

Tel: 212-286-0747

Fax: 212-808-4155

If to Investor:

At the address and facsimile number listed on the signature page hereof.

With a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP

875 Third Avenue

New York, NY 10022

Attn: David M. Warburg, Esq.

Tel: (212) 603-2214

Fax: (212) 603-2001

Each party shall provide notice to the other party of any change in address.

g.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Neither Seller nor Investor shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, subject to Section 2(f), any Investor may assign its rights hereunder to any person that purchases Securities in a private transaction from Investor or to any of its affiliates.

h.        Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i.         Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j.         No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any party.

k.        Survival. The representations, warranties and covenants made by each of Seller and Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive each of the Closings and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the First Closing Date or Second Closing Date, as the case may be.

l.	Indemnification.

(i)        Seller hereby agrees to indemnify and hold harmless Investor and its officers, directors, partners and members (collectively, the “Investor Indemnitees”), from and against any and all damages, and agrees to reimburse Investor Indemnitees for all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by Investor Indemnitees and to the extent arising out of or in connection with:

(A)       any material misrepresentation, omission of fact or breach of any of its representations or warranties contained in this Agreement; or

(B)       any material failure by it to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement.

(ii)       Investor hereby agrees to indemnify and hold harmless Seller and its affiliates, and their officers, directors, partners and members (collectively, the “Seller Indemnitees”), from and against any and all damages, and agrees to reimburse the Seller Indemnitees for all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Seller Indemnitees and to the extent arising out of or in connection with:

(A)       any material misrepresentation, omission of fact or breach of any of any Investor’s representations or warranties contained in this Agreement; or

(B)       any material failure by Investor to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement.

(iii)       Promptly after receipt by either party hereto seeking indemnification pursuant to this Section 7(m) (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the party from whom indemnification pursuant to this Section 7(l) is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission or delay. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Seller have caused this Agreement to be duly executed as of the date first above written.

SELLER:	TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By:
Name:	Dmitry Vilbaum
Title:	Director

INVESTOR:	ESTERNA LTD.

By:
Name:	Andri Demetriou
Title:	Director

ADDRESS:	Esterna Ltd.

Riga Feraiou 8, Libra Chambers, off, 22

Limassol, Cyprus

TELEPHONE:	357-25-878260
FACSIMILE:	357-25-878261

EXHIBIT A

TERMS OF SERIES A PREFERRED STOCK

1.	Designation. This series of Preferred Stock shall be designated "Series A Preferred Stock."

2.	Dividends.

(a)        General. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends on each share of Series A Preferred Stock at the same rate as the holders of shares of the Company’s common stock. No payments of dividends or deferred dividends shall be made if the Company is in default of its senior lending agreement, if any, or if such payment causes an event of default under the senior lending agreement, if any senior lending agreement is hereafter made.

(b)       Dividends Priority. Unless all dividends shall be declared and paid in cash in full on all outstanding shares of Series A Preferred Stock, no dividends shall be declared or paid on, and no assets shall be distributed or set apart for, any shares of Junior Stock (as defined below) other than distributions of dividends in shares of the same class and series of Junior Stock to the holders of Junior Stock in respect of which such distribution is made.

(c)        Junior Stock. “Junior Stock” shall mean (i) each class of the Company’s common stock, par value $.0001 per share (“Common Stock”), and (ii) each other class or series of the Company’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series shall rank senior to or on a parity with shares of the Series A Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Company.

3.        Liquidation Rights. Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, for each share of Series A Preferred Stock, cash in an amount equal to the original issuance price of such share of Series A Preferred Stock (the "Liquidation Value") plus an amount equal to all accumulated but unpaid dividends per share (whether or not declared) before any payment or distribution shall be made on Junior Stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Company which by its terms is senior to the Series A Preferred Stock. After the payment in cash to the holders of shares of Series A Preferred Stock of the full preferential amounts set forth above, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company. If the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock, upon any liquidation, dissolution or winding-up of the Company, are insufficient to pay the full preferential amount to which the holders of Series A Preferred Stock are entitled, then the holders of Series A Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock were entitled were paid in full.

4.	Conversion Rights.

(a)       Conversion, Per Share Conversion Price. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 4(b), without the payment of additional consideration, into one share of the Company's Common Stock (as such amount may be adjusted from time to time pursuant to Section 5, the "Per Share Conversion Price"):

(b)        Conversion Procedures. The optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) may be effected by a holder of record thereof by making written demand for such conversion (a "Conversion Demand") upon the Company at its principal executive offices setting forth therein: (i) the number of shares to be converted; (ii) the certificate or certificates representing such shares; and (iii) the proposed date of such conversion, which shall be a business day not less than 15 nor more than 30 days after the date of such Conversion Demand (the "Conversion Date"). Within five days of receipt of the Conversion Demand, the Company shall give written notice (a "Conversion Notice") to such holder setting forth therein: (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be indorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such indorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand. On or before the Conversion Date, the holder of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly indorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such holder, or its nominee, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. Upon surrender of certificates of Series A Preferred Stock to be converted in part, the Company shall issue a balance certificate representing the number of full shares of Series A Preferred Stock not so converted.

(c)       Reservation of Common Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(d)       Effect of Conversion. All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Conversion Date, (i) no such share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

(e)       Upon conversion, exchange or other transaction with the Company of more than 50% of the originally issued Series A Preferred Stock, such that less than 50% of the originally issued Series A Preferred Stock becomes outstanding at any time, the remaining outstanding Series A Preferred Stock shall automatically convert at the rate set forth in Section 4(a), without any further act required of the holder of such preferred stock.

5.	Adjustment of Per Share Conversion Price.

(a)       Adjustment in the Event of Stock Splits, Dividends, Subdivisions, Etc. In case the Company, at any time or from time to time after the date hereof, shall increase the number of Fully Diluted Shares of Common Stock (as defined below) by virtue of or in connection with:

(i)	any dividend on the Common Stock; or

(ii)        any stock split or other subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification other than by payment of a dividend in Common Stock);

then the Per Share Conversion Price shall be adjusted, concurrently with such increase, to a Per Share Conversion Price that would entitle the holder of such share to receive on conversion thereof the same percentage of the Fully Diluted Shares of Common Stock that such holder would have received on conversion thereof immediately prior to such increase.

(b)        Adjustments for Combinations, etc. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), the Per Share Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(c)        "Fully Diluted Shares of Common Stock". The term "Fully Diluted Shares of Common Stock" means the number of shares of Common Stock after giving effect to the issuance of the shares of Common Stock issuable in respect of the Series A Preferred Stock upon conversion thereof and all shares of Common Stock issuable in respect of any and all other shares, warrants, options and other securities that are convertible, exchangeable or exercisable for shares of Common Stock.

6.	Changes in Capital Stock.

(a)        In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization) in which previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company (other than by subdivision of its outstanding shares of Common Stock by reason of which an adjustment to the Per Share Conversion Price is made under Section 5(a)) or Common Stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the "Transaction"), then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that each holder of a share of Series A Preferred Stock, upon the conversion thereof, at any time on or after the consummation of the Transaction, shall be entitled to receive, and such shares of Series A Preferred Stock shall thereafter represent the right to receive, in lieu of the Common Stock or other securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a shareholder upon the consummation of the Transaction if such holder had converted those shares of Series A Preferred Stock immediately prior thereto.

(b)        Notwithstanding anything contained herein to the contrary, the Company shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Company) that may be required to deliver any securities, cash or other property upon the conversion of shares of Series A Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holders of a majority of the outstanding shares of Series A Preferred Stock, the obligation to deliver to such holder such securities, cash or other property as to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to the holder of the shares of Series A Preferred Stock an opinion of counsel for such corporation or entity, satisfactory to the holders, which opinion shall state that the shares of Series A Preferred Stock and the provisions of this certificate of designation, including, without limitation, the conversion provisions, shall thereafter continue in full force and effect and shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as such holder may reasonably request.

7.        Report or Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of a share of Series A Preferred Stock, the Company at its expense will promptly deliver a certificate of the Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this certificate of designation. The Company shall also cause independent certified public accountants of recognized national standing (which shall be deemed to include the regular auditors of the Company) selected by the Company to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Company will forthwith (and in any event not later than 30 days following the occurrence of the event requiring such adjustment) furnish a copy of each such report to each holder, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Per Share Conversion Price at the time in effect and showing how it was calculated. The Company will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by each holder or any prospective purchaser of shares of Series A Preferred Stock designated by the holder thereof.

8.	Notices of Corporate Action. In the event of:

(i)        any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)        any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company and any other person or any transfer of all or substantially all the assets of the Company to any other person; or

(iii)	any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iv)       any plan or proposal by the Company to register shares of the Common Stock with the Securities and Exchange Commission;

the Company will deliver to the holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up or (z) the date or expected date of the filing of the initial registration statement with respect to such shares of Common Stock. Such notice shall be furnished at least 30 days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Company is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 8, or the Company's securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each holder of a share of Series A Preferred Stock simultaneously with the notice provided to the Company's stockholders.

6.

VOTING RIGHTS. THE HOLDERS OF SHARES OF SERIES A PREFERRED STOCK SHALL BE ENTITLED TO NOTICE OF ALL STOCKHOLDER MEETINGS IN ACCORDANCE WITH THE COMPANY’S BYLAWS, AND EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW, THE HOLDERS OF THE SERIES A PREFERRED STOCK SHALL BE ENTITLED TO VOTE ON ALL MATTERS SUBMITTED TO OR REQUIRED TO BE SUBMITTED TO THE STOCKHOLDERS FOR A VOTE, TOGETHER WITH THE HOLDERS OF THE COMMON STOCK VOTING TOGETHER AS A SINGLE CLASS WITH EACH SHARE OF COMMON STOCK ENTITLED TO ONE VOTE PER SHARE AND EACH SHARE OF SERIES A PREFERRED STOCK ENTITLED TO THREE VOTES FOR EACH SHARE OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES A PREFERRED STOCK AS OF THE RECORD DATE OF SUCH VOTE.

For so long as at least 50% of the Series A Preferred Stock originally issued pursuant to the Securities Purchase Agreement dated as of December 27, 2007 by and between the Company and Esterna Ltd., remain outstanding, the holders of the outstanding Series A Preferred Stock shall have the exclusive right to elect a majority of the Company’s board of directors. Such directors may only be removed and may be removed from time to time by the holders of the Series A Preferred Stock.

Except as required by law, the holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis on all matters in which the holders of Common Stock are entitled to vote, including the election of directors.

10.       Consents Required of the holders of Series A Preferred Stock. In addition to the voting rights described in Section 9, for so long as at least 50% of the aggregate number of originally-issued shares of Series A Preferred Stock remain outstanding, consent of the holders of at least 66 2/3 % of then outstanding shares of the Series A Preferred Stock voting together as a class shall be required for: (i) any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking on par with the Series A Preferred Stock with respect to redemption, voting, dividends, or upon liquidation, (ii) the amendment, alteration or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (iii) the declaration or payment of any dividend or distribution on any securities of the Company other than the Series A Preferred Stock pursuant to and in accordance with the provisions of this Certificate of Designation for the Series A Preferred Stock, or the authorization of the repurchase of any securities of the Company, (iv) the approval of any event described under Section 3 "Liquidation Preferences" above, (v) the carrying on by the Company of any business other than the business of the Company similar to the business conducted by the Company or any affiliate to date, (vi) the creation (through reclassification, issuance or otherwise) any shares of preferred stock (regardless of rights, privileges, powers or preferences; (vii) the issuance of any additional shares of preferred stock other than the shares of Series A Preferred Stock sold pursuant to the Securities Purchase Agreement; (viii) the merger or consolidation into or with any other entity (other than a merger or consolidation where the Company is the survivor or continuing corporation of such merger or consolidation and the Company’s stockholders as constituted immediately prior to such merger or consolidation will, immediately after such merger or consolidation hold a majority of the voting power of the Company), sell all or substantially all of the Company’s assets or effect a liquidation of the assets of the Company; (ix) the entering into, directly or indirectly, or permitting of any Subsidiary to enter into, directly or indirectly, any debt or lease transaction where the aggregate value of any such transaction exceeds $1 million; (x) changing the size of, or election procedure of, the Company’s Board of Directors; (xi) increasing the number of shares reserved under any plan adopted by the Company for issuance of equity to employees, non-employee directors and consultants; (xii) entering into or permitting any sale, transfer, assignment, conveyance, lease or other disposition or any series of related dispositions of any assets, business or operations of the Company or any of its Subsidiaries, where the value of the assets, business or operations so disposed during the immediately preceding 12 months exceeds the lesser of (A) $1 million or (B) 10% of the Company's total consolidated assets; provided, however, that such restriction shall not apply to inventory sales and other sales in the ordinary course of business; (xiii) entering into or permitting any Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliates, directors, officers, employees or stockholders of the Company or any Subsidiary where the aggregate value of any such transaction exceeds $25,000; (xiv) entering into or permitting any sale, transfer, encumbrance, other disposition or any series of related dispositions of any key technology or intangible, license or otherwise transfer the rights to technology or Intangibles necessary or material to its operations; (xv) hiring, terminating or replacing the Company’s Chief Executive Officer, Chief Technology Officer, Chief Financial Officer or President or any person performing functions equivalent to those of such offices; or (xvi) engaging in any transaction that is material or could reasonably be expected to be a material matter to the assets or operations of the Company.

Notwithstanding anything to the contrary contained in this certificate, the Board from time to time without a vote of the holders of the shares of Series A Preferred Stock, may increase/decrease the number of shares of Common Stock outstanding pursuant to stock splits or combinations affecting all then outstanding shares of Common Stock, subject to shareholder approval of the holders of the Common Stock, if required under applicable law.

11.       Restrictions on Transfer. Each certificate representing shares of Series A Preferred Stock and each certificate representing shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES ACQUIRED UPON THE CONVERSION OF THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW."

12.       Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

EXHIBIT B

[FORM OF WARRANT]

THIS WARRANT, AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. EXCEPT AS OTHERWISE SET FORTH HEREIN, OR IN THE SECURITIES PURCHASE AGREEMENT PURSUANT TO WHICH THIS WARRANT IS ISSUED, NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR, AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE, CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

Preferred Stock Purchase Warrant

Right to Purchase [20,000,000] Shares of Preferred Stock

Issue Date:	[December ____, 2007]
Expiration Date:	[December ____, 2009]
Exercise Price:	As set forth in Section 3 below

Warrant No. [_________]

THIS CERTIFIES THAT, for value received, pursuant to that certain Securities Purchase Agreement dated as of December 27, 2007 (the “Securities Purchase Agreement”) by Terra Energy & Resource Technologies, Inc., a Delaware corporation (the “Company”) and the Holder herein specified, ESTERNA LTD. (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or after the above-specified Issue Date and at or prior to the close of business (5 pm EST) on the above-specified Expiration Date, but not thereafter, to subscribe for and purchase from the Company, up to [20,000,000] fully paid and nonassessable shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) at the Exercise Price (as defined in Section 3 below). In the event of any conflict between the terms of this Warrant and the Securities Purchase Agreement pursuant to which this Warrant is issued, this Warrant shall control. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Securities Purchase Agreement.

1.        Title to Warrant. Prior to the Expiration Date and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto, properly endorsed.

2.        Authorization of Shares. The Company covenants that all shares of Preferred Stock which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, Liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3.	Exercise of Warrant.

(a)       The initial “Exercise Price” for the Warrant shall initially be $.25 per share for a period of one year from the Issue Date, through [December __, 2008]. Thereafter, the “Exercise Price” for the Warrant shall be $.30 per share until the Expiration Date.

(b)	The Warrant shall be exercised in tranches of at least 1,000,000 shares each.

(c)       The Holder shall not, in the thirty (30) trading day period preceding the exercise of any portion of this Warrant, sell or short sell the Common Stock or the Preferred Stock of the Company, or otherwise engage in any transaction that would in any way negatively affect the trading price of the Common Stock or the Preferred Stock of the Company.

(c)       Except as provided in this Section 3 and Section 4 herein, exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Issue Date, and before the close of business on the Expiration Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto, duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the Company) and upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank, the holder of this Warrant shall be entitled to receive a certificate for the number of shares of Preferred Stock so purchased. Certificates for shares purchased hereunder shall be delivered to the Holder hereof within three (3) Trading Days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date this Warrant has been exercised by payment to, and receipt thereof by, the Company of the Exercise Price and, to the extent applicable in cases of issuances to designees of the named Holder of this Warrant, any transfer-tax reimbursements provided for under the proviso in Section 6 hereof. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased shares of Preferred Stock called for by this Warrant, which new warrant shall in all other respects be identical with this Warrant.

4.        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the Exercise Price.

5.        Registration Rights. The Holder of this Warrant is entitled to the benefit of certain registration rights as set forth in the Securities Purchase Agreement with respect to shares of Common Stock underlying the Preferred Stock as and when actually issued to and purchased by such Holder pursuant to exercises of this Warrant duly completed in accordance with the terms and conditions hereof.

6.        Charges, Taxes and Expenses. Issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder of this Warrant, or in such name or names as may be directed by the holder of this Warrant; provided, however, that in the event certificates for shares of Preferred Stock are to be issued in a name other than the name of the Holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto, duly executed by the Holder hereof; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

7.        Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant.

8.	Transfer, Division and Combination.

(a)       Subject to compliance with any applicable securities laws and the Securities Purchase Agreement and exhibits thereto, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly assigned, may be exercised by a new holder for the purchase of shares of Preferred Stock without having a new warrant issued.

(b)       This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section 8(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(c)       The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 8.

(d)       The Company agrees to maintain, at its aforesaid office, books for the registration, and the registration of transfer, of the Warrants.

9.        No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise pursuant to Section 3 hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price for the tranche(s) of Warrant Shares being exercised, the Warrant Shares so purchased shall be deemed issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

10.       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant certificate or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

11.       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

12.	Adjustments of Exercise Price and Number of Warrant Shares.

(a)       Stock Splits, etc. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In the event that the Company shall (i) pay a dividend in shares of Preferred Stock or make a distribution in shares of Preferred Stock to holders of its outstanding Preferred Stock, (ii) subdivide its outstanding shares of Preferred Stock into a greater number of shares of Preferred Stock, (iii) combine its outstanding shares of Preferred Stock into a smaller number of shares of Preferred Stock, (iv) issue any shares of its capital stock in a reclassification of the Preferred Stock, or (v) otherwise transacts a similar adjustment to its class of Preferred Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price immediately prior thereto shall be adjusted so that the holder of this Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which the holder would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the holder of this Warrant shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b)       Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Preferred Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of Preferred Stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of Preferred Stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Preferred Stock of the Company, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of Preferred Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Preferred Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of Preferred Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 12. For purposes of this Section 12, “Preferred Stock of the successor or acquiring corporation” shall include voting stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are exercisable into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 12 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

(c)       Adjustment for Spin Off. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction (the “Spin Off”) in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then

(A)       the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder’s unexercised Warrants outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the “Outstanding Warrants”) been exercised as of the close of business on the trading day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants; and

(B)       the Exercise Price on the Outstanding Warrants shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average Closing Bid Price of the Common Stock underlying the Preferred Stock for the five (5) trading days immediately following the fifth trading day after the Record Date, and the denominator of which is the average Closing Bid Price of the Common Stock underlying the Preferred Stock on the five (5) trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the Outstanding Warrants after the Record Date.

13.       Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company. For the avoidance of doubt, the Company may not move up the Expiration Date of this Warrant.

14.       Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly send notice to the holder of this Warrant notice of such adjustment or adjustments setting forth the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such notice, in the absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

15.	[INTENTIONALLY OMITTED].

16.	Notice of Corporate Action. If at any time:

(a)       the Company shall take a record of the holders of its Common Stock and/or Preferred Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(b)       there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(c)       there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of such cases, the Company shall give to the Holder (i) at least 30 days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Preferred Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Preferred Stock shall be entitled to exchange their shares of Preferred Stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 18(d).

17.       Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Preferred Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the OTCBB or other market upon which the Preferred Stock may be listed.

The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Stock upon the exercise of this Warrant, and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

18.	Miscellaneous.

(a)       Governing Law. This Warrant shall be governed by the laws of the State of New York without regard to its conflict of law principles, in accordance with the provisions of Section 7(a) of the Securities Purchase Agreement.

(b)       Restrictions. The holder hereof acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws as referenced in the Securities Purchase Agreement.

(c) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Expiration Date. If the Company fails to comply with any provision of this Warrant, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(d)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

(e)       Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Preferred Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of the Holder for the purchase price of any Preferred Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(f)        Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.

(g)       Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(h)       Indemnification. The Company agrees to indemnify and hold harmless the Holder from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against the Holder in any manner relating to or arising out of any failure by the Company to perform or observe in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Warrant; provided, however, that the Company will not be liable hereunder to the extent that any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses or disbursements are found in a final non-appealable judgment by a court to have resulted from the holder’s negligence, bad faith or willful misconduct in its capacity as a stockholder or warrant holder of the Company.

(i)        Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(j)        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(k)       Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: December __, 2007

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By:
Name:
Title:

NOTICE OF EXERCISE

To:	Terra Energy & Resource Technologies, Inc.

The undersigned hereby elects to purchase ________ shares of Preferred Stock (the “Preferred Stock”), at an exercise price of $_____ per share, of Terra Energy & Resource Technologies, Inc. pursuant to the terms of the attached Warrant, Warrant No. [____], and tenders herewith payment of the exercise price in full, in the amount of $_____________, together with all applicable transfer taxes, if any.

Please issue a certificate or certificates representing said shares of Preferred Stock in the name of the undersigned or in such other name as is specified below:

_______________________________
(Name)

_______________________________
(Address)
_______________________________

Dated:

______________________________
Signature

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information. Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is
. Such assignee has

signed an acknowledgement of the restrictions on transfer and other terms stated in the related Securities Purchase Agreement, and a copy thereof, to the satisfaction of the Company has been or will be provided to the Company prior to the effectiveness of such assignment.

Dated:

Holder’s Signature:	_____________________________

Holder’s Address:	_____________________________

_____________________________

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in an fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.